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                                   EXHIBIT 99

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE
                                  July 16, 2004

Croghan Bancshares, Inc. ("Croghan"), the holding company for The Croghan Colonial Bank, Fremont, Ohio (the "Bank"), reported that its Board of Directors has authorized a repurchase program in which up to 5% of its outstanding common shares may periodically be repurchased in the open market during the next six months commencing August 1, 2004. The repurchase program follows five previous six-month repurchase programs that originally began on February 1, 2002, during which an aggregate of 19,100 of Croghan's common shares have been purchased in the open market.

The decision whether to purchase shares, the number of shares to be purchased and the price to be paid will depend upon prevailing market prices, the availability of shares and any other considerations that may, in the opinion of the Board of Directors or management, affect the advisability of purchasing Croghan shares. Repurchases will be funded by current working capital and dividends periodically paid by the Bank to Croghan. The Board of Directors has determined that the repurchase program may benefit Croghan shareholders in light of the current market for the shares of Croghan and the strong capital position of the Bank.

The common shares of Croghan are registered with the Securities and Exchange Commission and are traded in the over the counter market under the symbol "CHBH." As of June 30, 2004, Croghan had 1,898,072 common shares outstanding.